EXHIBIT 10.14


                      EMPLOYMENT AND NON-COMPETE AGREEMENT


     This Agreement is made as of November __, 2002, between INFODATA SYSTEMS, INC., a Virginia corporation (the "Company"); and EDWIN A. MILLER ("Employee"). The Company and Employee hereby agree as follows:

     1. Employment. The Company agrees to employ Employee and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the "Employment Period").

     2. Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee's agreement not to compete against the Company as described in paragraph 5, the Company hereby agrees that during the first year of the Employment Period, the Company will pay Employee an annual salary of $180,000 per annum (the "Base Salary"). Employee's Base Salary may be adjusted annually based on an annual performance salary review as determined in the reasonable discretion of the Company. Employee also shall be entitled to participate in the in the normal benefit programs of the Company, subject to the provisions of those benefit plans, except only that in the first year of employment with the Company the Employee will eligible for three (3) weeks of vacation and thereafter Employee will be subject to the Company's normal vacation policies. The Employee also will be provided with the use of a Company-owned cellular telephone and a Blackberry communication device during his employment with the Company. Upon the execution of this Agreement, the Company shall (i) issue to Employee 100,000 shares of Company common stock, subject to normal restrictions under federal and state securities laws, and (ii) issue to Employee a stock option to purchase 150,000 shares of Company common stock at an exercise price equal to the market value of the stock on the date of grant, with 25% of the shares underlying that option vesting immediately and with 25% of the shares underlying that option vesting on each anniversary date thereafter, with the option expiring on the tenth anniversary from the date of grant. The Company also agrees to develop a bonus compensation package (with a target bonus of $120,000) for Employee after Employee has first developed and submitted to the Company a strategic business plan and forecast for the year 2003, which will be principally based on metrics with a specific emphasis on returns on shareholder equity.

     3. Services. During the Employment Period, Employee agrees to devote Employee's best efforts and substantially all of Employee's business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity) as the Chief Executive Officer of the Company. During the Employment Period, Employee agrees to render such services as the Board of Directors of the Company may from time to time direct. During the Employment Period, Employee agrees that Employee will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company. Upon the execution of this Agreement, the Board of Directors of the Company shall appoint Executive to fill the current vacancy on the Board.

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     4.   Termination. The Employment Period will continue from the date of this
Agreement unless terminated earlier by (a) Employee's death or permanent disability which renders the Employee unable to perform Employee's duties hereunder (as determined by the Company in its good faith judgment), (b) Employee's resignation upon prior written notice to the Company of sixty (60) days or (c) Company without Cause upon prior notice to Employee of sixty (60) days; provided, however, that in the event the Employee engages in any of the following activities (each being a "Cause Event"), then the Company may terminate the Employment Period immediately without such 60-day notice: (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee(except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, is reasonably likely to result in material injury to the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee, or (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company. In the event the Employment Period is terminated by the Company due to a Cause Event after a Change in Control of the Company, then all of the non-competition provisions of Section 5 of this Agreement shall continue to be effective for the periods of time equal to the severance payment time periods described in Section 5(e) of this Agreement and Employee shall also continue to be entitled to receive the monetary severance payments described in Section 5(e) of this Agreement. For purposes of this Agreement, the term "change in Control of the Company" shall be deemed to mean the occurrence of an event in which a majority of the members of the Board of Directors immediately prior to such event are not the same persons who comprise a majority of the members of the Board of Directors immediately following such event.

     5.   Non-Compete.

          (a) In the event the Employment Period is terminated under paragraph 4 above, then the non-compete provisions of this paragraph 5 will apply to Employee.

          (b) Employee recognizes and acknowledges that by virtue of accepting employment hereunder, Employee will acquire valuable knowledge, enhance Employee's professional skills and experience, and learn proprietary trade secrets and Confidential Information (as hereinafter defined) of the Company. In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for a period of time equal to the severance payment periods set forth below in this Section 5 (the "Non-Compete Period"), Employee will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any business of soliciting any then existing customers, clients, suppliers, consultants and/or other persons and entities with which the Company has any then existing business relationship under which the Company has received revenue or paid compensation or with which the Company had a contract within the immediately preceding 12-month period or any entity to which the Company had then developed tangible plans to submit a proposal (collectively, the "Covered Parties"); nor shall Employee solicit any other

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

     person or entity to engage in any of the foregoing activities or knowingly request, induce or attempt to influence any then existing Covered Parties to curtail any business they are currently, or within the last 24 months of the Employment Period have been, transacting with the Company (the "Non-Compete"). Nothing herein will prevent Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of the Company and which is publicly traded, so long as Employee has no participation in the business of such corporation. Furthermore, during the Non-Compete Period, Employee shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any employee to leave the employment of the Company. Employee agrees that the restraint imposed under this paragraph 5 is reasonable and not unduly harsh or oppressive.

          (c) If, at the time of enforcement of any provision of paragraph 5(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

          (d) Since a material purpose of this Agreement is to protect the Company's investment in the Employee and to secure the benefits of Employee's background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph 5. Therefore, in the event of a breach by Employee of any of the provisions of this paragraph 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (e) In the in the event the Employment Period is terminated on or before June 30, 2003, then the Company will pay employee a severance payment equal to six (6) weeks of salary. In the event the Employment Period is terminated after June 30, 2003 but on or before January 1, 2004, then the Company will pay Employee a severance payment equal to three (3) months of salary. In the event the Employment Period is terminated after January 1, 2004, then the Company will pay Employee a severance payment equal to six (6) months of salary.

     6. Confidential Information. Employee acknowledges that the information, observations, data and trade secrets (collectively, "Confidential Information") obtained by Employee during the course of Employee's performance under this Agreement concerning the business or affairs of the Company are the property of the Company. For purposes of this Agreement, "trade secret" means any method, program or compilation of information which is used in the Company's business, including but not limited to: (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or prospective Covered Parties. Employee agrees that Employee will not disclose to any unauthorized person nor use for Employee's own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act or become known to Employee lawfully outside the scope of Employee's employment under this Agreement. Employee agrees to deliver to the Company at the


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

termination of Employee's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which Employee may then possess or have under Employee's control.

     7. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

          To the Company:    Infodata Systems, Inc.
                             12150 Monument Drive
                             Fairfax, Virginia  22033
                             Attention:  Corporate Secretary

          With a copy to:    Jay W. Freedman, Esq.
                             Foley & Lardner
                             3000 K Street, N.W., Suite 500
                             Washington, D.C.  20007

          To Employee:       Edwin A. Miller
                             18575 Merlon Court
                             Leesburg, Virginia  20176

          With a copy to:    _____________________
                             _____________________
                             _____________________
                             _____________________

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

     8. Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee's rights or delegate Employee's obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees. For purposes of this


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

Agreement, the term "Permitted Transferees" shall mean (a) any successor by merger or consolidation to the Company or any Permitted Transferee and/or (b) any purchaser of all or substantially all of the Company's or any Permitted Transferee's assets. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Virginia. All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of the non-compete provisions of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

     9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


WITNESS:                                  EMPLOYEE:


------------------------------------      -------------------------------------
Name:                                     Edwin A. Miller



Attest (Seal):                            INFODATA SYSTEMS, INC.


By:                                       By:
   ---------------------------------         ----------------------------------
   Name:                                     Name:
   Title:                                    Title:


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